Exhibit 99.2
Sanmina To Acquire ZT Systems Manufacturing From AMD May 19, 2025

Today’s Presenters Jure Sola Chairman & CEO Jon Faust EVP & CFO 2

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Transaction Overview Sanmina to acquire ZT Systems Manufacturing, a leading provider of Cloud and AI infrastructure to the world’s largest hyperscalers, from AMD Positions Sanmina to capitalize on long-term growth trends in Cloud and AI infrastructure spend Establishes a strategic commercial partnership for NPI with AMD to accelerate quality and time-to-deployment of AMD rack and cluster-scale AI solutions Acquired manufacturing expertise will allow for expansion of Sanmina’s position in the Cloud and AI market Purchase Price of $2.55 Billion Cash and Equity, Plus $450 Million in Contingent Consideration, Totaling Up to $3 Billion Sanmina and AMD will partner to ensure success of ongoing platform transition at ZT Systems Accretive to non-GAAP EPS in the first year after closing, with further accretion expected as synergies are realized over time Transaction Delivers Compelling Value for Sanmina Shareholders 4

ZT Systems Manufacturing: Provider of Critical Accelerated Cloud and AI Infrastructure with Significant Domestic Manufacturing Footprint

SANMINA

Business Highlights

- Leading provider of end-to-end systems integration from components to complete racks, for the Cloud and AI infrastructure ecosystem
- Industry-leading power and liquid cooling capabilities
- Established US and EU-based manufacturing footprint with global supply chain
- Trusted partner to the world's largest hyperscalers
- Extensive experience with next-gen AI platforms
- Warranty and support for hyperscalers
- Seasoned management team with deep industry expertise and world-class manufacturing know-how

Robust Footprint and Advanced Capabilities

Secaucus, NJ	Georgetown, TX	Almelo, Netherlands
Multiple facilities	State-of-the-art greenfield facility	Single facility fulfilling European demand
Liquid Cooling capabilities	Liquid Cooling capabilities	Future Liquid Cooling capabilities
1.2mm+ sq. ft.	~500k sq. ft. with optionality to expand to 1mm+	~250k sq. ft.

Plenty of Power Capacity in Place to Support Future Growth

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Advances Sanmina’s Strategic Priorities in Cloud and AI Positions Sanmina to capitalize on long-term growth trends in Cloud and AI infrastructure spend Establishes a strategic commercial partnership for NPI with AMD to accelerate quality and time-to-deployment of AMD rack and cluster-scale AI solutions Broadens and deepens relationships with hyperscaler customers Enhances Sanmina’s ability to partner closely with both hyperscaler and OEM customers across all platforms and technologies in the industry Brings industry-leading manufacturing capacity and know-how in the U.S. and Netherlands, reinforcing Sanmina’s existing footprint Complements Sanmina’s well-established vertical integration strategy Augments Sanmina’s best-in-class management and technical talent pool Accelerates Entry Into Cloud and AI Across All Technologies 6

1Wall street research. Exposure to Secular Growth Trends in Cloud and AI Sanmina + ZT Systems Manufacturing Will Capitalize on Long-term Growth Trends in Cloud and AI Infrastructure Spend CY2024E CY2025E CY2026E CY2027E CY2028E $893bn $489bn $304bn Global Data Center Investment1 AI Non-AI $607bn $726bn 7

Establishes Sanmina as Industry Leader In Data Center AI End-Market “One-Stop Shop” End-to-End Solutions for Cloud and AI End-Market 8

Sanmina to become the preferred NPI manufacturing partner for AMD’s rack and cluster-scale AI solutions Strategic partnership accelerates deployment of complex AI rack systems tailored to hyperscaler requirements Sanmina’s mission-critical technology focus and vertical integration, combined with ZT Systems’ leading next-gen compute systems manufacturing and AMD’s concurrent silicon / systems design will enable Sanmina to accelerate production and validation timelines for hyperscale deployment Sanmina-AMD Partnership Accelerates Time-to-Market, Quality and Flexibility for Customers Sanmina and AMD NPI Partnership 9

Financial Details

Transaction Details $2.25 billion upfront cash consideration to pay for assets at net asset value Premium of $300 million paid $150 million in cash and $150 million Sanmina equity aligning interest of Sanmina and AMD Up to $450 million contingent consideration based on financial performance of the business over the next 3 years Purchase Price ($3 billion) Target Asset Value ($2.25 billion) $2.0 billion target net working capital at closing with corresponding purchase price adjustment mechanism Approximately $250 million of net PP&E at closing, including three state-of-the-art facilities Equity Consideration ($150 million) $150 million valued at the 5-day volume-weighted average price on second trading day prior to closing Equity lock-up period of 3 years, which begins at the time of closing, during which equity sales are limited to 33% in the first year, 33% in the second year, and the remaining equity in the third year Expect Transaction to Close Near the End of the 2025 Calendar Year Financing ($2.5 billion) $2.5 billion 364-day bridge facility from Bank of America Permanent debt financing expected to be secured between signing and closing 11

12 Increases Scale and High Value End-Market Exposure ZT Systems Manufacturing has a current annual run-rate net revenue of approximately $5 - $6 billion Expect to double Sanmina’s revenue in 3 years Expected to be Accretive to Financial Profile Accretive to Sanmina’s non-GAAP EPS in the first year after closing Further non-GAAP EPS accretion expected as synergies are fully realized over time Synergy Opportunity Operational efficiencies due to scale Vertical integration opportunities Expected Financial Benefits

13 Commitment to Strong Balance Sheet Committed to maintaining a strong balance sheet and ample liquidity Investing in working capital, PP&E and capabilities that accelerate entry into Cloud and AI end-market Expect working capital build in 2026 / 2027 to support the growth of the business Opportunity to improve inventory turns We will continue to focus on cash generation, and our capital allocation strategy remains unchanged Targeting a net leverage ratio of 1.0x to 2.0x over time Committed to Preserving Sanmina’s Existing Ratings With a Goal of Achieving Investment Grade Over Time

14 Accelerates Sanmina’s position in the Cloud and AI Infrastructure end-market ZT Systems brings decades of experience and is a trusted partner to the world’s leading hyperscalers Complements Sanmina’s well-established vertical integration strategy Establishes a strategic commercial partnership for NPI with AMD to accelerate quality and time-to-deployment of AMD rack and cluster-scale AI solutions Enhances Sanmina’s ability to partner closely with both hyperscaler and OEM customers across all platforms and technologies Sanmina and AMD will partner to ensure success of ongoing platform transition at ZT Systems Committed to maintaining a strong balance sheet and ample liquidity Accretive to non-GAAP EPS in the first year after closing, with further accretion expected as synergies are realized over time Key Takeaways Transaction Delivers Compelling Value for Sanmina Shareholders

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